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                                                                    Exhibit 99.1


ACC CONSUMER FINANCE CORP. AGREES TO BE ACQUIRED FOR               BUSINESS WIRE
APPROXIMATELY $200 MILLION

August 25, 1997 9:14 AM EDT



SAN DIEGO--(BUSINESS WIRE)--Aug. 25, 1997--ACC Consumer Finance Corp. (NASDAQ:ACCI) Monday announced that it has entered into a definitive agreement to be acquired by Household International (NYSE:HI).

The agreement has been approved by the boards of directors of both companies. Further, shareholders representing more than 70 percent of ACCI's outstanding common stock have entered into voting agreements with Household. The transaction is expected to be completed before Dec. 31, 1997.

The terms of the transaction entitle the shareholders of ACCI to receive consideration equal to $22 for each share of ACCI. This consideration will include not less than $2 in cash and not more than $4 in cash, with the remainder paid in Household common stock.

The Household stock will be valued on the basis of the volume weighted average price of Household common stock during a 10-day trading period ending one day prior to the stockholders' meeting. The total value of the transaction is approximately $200 million.

The transaction is subject to various conditions, including expiration of the Hart-Scott-Rodino waiting period, receipt of other approvals and a vote of the shareholders of ACCI. The transaction will be structured as a merger between ACCI and a subsidiary of Household, and is intended to be tax-free with respect to the portion of the consideration paid in Household stock.

The operating plan includes the consolidation of ACCI with Household's auto finance subsidiary, HFC Auto Credit Corp. Rocco Fabiano, the current chairman of the board and chief executive officer of ACCI, will become the president of the consolidated entity following the merger.

Fabiano observed that "The management team at ACCI is extremely pleased with this potential business combination. This partnership with Household International, an industry leader in consumer finance, will enable us to take optimal advantage of the current consolidation within the sub-prime automobile finance sector. This alliance will create greater opportunities for our employees and enable us to better meet the needs of our dealers."

ACCI's profitability has grown steadily since its initial public offering in May 1996, despite the significant difficulties experienced by many of its competitors. For the six-month period ended June 30, 1997, ACCI's operating income increased 86 percent over the comparable period last year. ACCI's return on assets was 10.2 percent, and its return on equity was 34.1 percent during the first six months of 1997.

ACCI manages a portfolio of more than $400 million in automobile installment contracts and is one of the nation's most successful specialty lenders to the automotive industry.

ACCI focuses on the indirect financing of automobile installment contracts purchased primarily from franchised automobile dealers for consumers who have limited access to traditional sources of financing for vehicle purchases. The company purchases these contracts through its six regional credit centers in Atlanta; Dallas; Newark, Del.; Miami; St. Louis and San Diego.

The company currently actively markets its program to dealers in Arizona, California, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Mississippi, Missouri, Montana, North Carolina, Nebraska, Nevada, New Jersey, New Mexico, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia and Washington.

Household International, through its subsidiaries, is a leading provider of consumer finance and credit-card products in the United States, Canada and the United Kingdom. One of Household's primary businesses is HFC, the nation's oldest consumer finance company.

Household is also one of the nation's largest issuers of private-label and general-purpose credit cards. Its principal cards included the GM Card and the AFL-CIO's Union Privilege Card.